Exhibit 3.3

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

ROSS MILLER
Secretary of State
(775) 684 5708
Website: secretaryofstate.biz
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299

Certificate to Accompany
Restated Articles
(PURSUANT TO NRS)

This Form is to Accompany Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)
1.    Name of Nevada entity as last recorded in this office:

2.    The articles are being Restated or Amended and Restated (check only one). Please entitle your attached articles ''Restated'' or ''Amended and Restated,'' accordingly.

3.    Indicate what changes have been made by checking the appropriate box.*

☐    No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
☑    The entity name has been amended.
☐ The resident agent has been changed. (attach Certificate of Acceptance from new resident agent)
☐ The purpose of the entity has been amended.
☑ The authorized shares have been amended.
☑ The directors, managers or general partners have been amended.
☐ IRS tax language has been added.
☑ Articles have been added.
☑ Articles have been deleted.
☐ Other. The articles or certificate have been amended as follows (provide article numbers, if available):___________________________________________________________
___________________________________________________________________________________________________________________________________________
___________________________________________________________________________________________________________________________________________
___________________________________________________________________________________________________________________________________________
* This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees  Nevada Secretary of  State AM Restated 2007
Revised on: 01/01/2007

ROSS MILLER
Secretary of State
(775) 684 5708
Website: secretaryofstate.biz
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)
USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: Technology Enterprises, Inc.

2. The articles have been amended as follows (provide article numbers, if available): “See Attached”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the*articles of incorporation have voted in favor of the amendment is: “Majority”

4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

X Signature

1.	Name of Corporation:

Life Exchange, Inc.

2.	Resident Agent Name and Street Address:

Corporation Creation Network, Inc.
8275 South Eastern Avenue #200-47 Las Vegas, NV 89123

3.	Shares:

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 250,000,000 shares of common-stock having a par value of $0.001 per share; and 20,000,000 shares of preferred stock having a par value of $0.001, with the specific terms, conditions, limitations, and preferences of each class to be determined by the Board of Directors without shareholder approval.

4.	Names and Address of Board of Directors:

         Roger E. Pawson, 2111 Palomar Airport Road, Suite 3000, Carlsbad, CA 92009

5.	Purposes:

This corporation may engage or transact in any and all lawful activities or business permitted under the laws of the United States, the State of Nevada or any other state, country, territory or nation.

6.	Terms of Existence:

This corporation is to exist perpetually.

7.	Special Authority of Board of Directors and Waiver of Dissenters Rights:

The Board of Directors shall be and are hereby authorized to enter into on behalf of the corporation and to bind the corporation without shareholder approval, to any and all acts approving (a) a name change; (b) the terms and conditions of a merger and/or a share exchange; and (c) divisions, combinations and/or splits of shares of any class or series of stock of the corporation, whether issued or unissued, with or without any change in the number of authorized shares; and shareholders affected thereby, shall not be entitled to dissenters rights with respect thereto under any applicable statutory dissenters rights provisions.

8.	Conflict of Interests:

Any related party contract or transaction must be authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote therein by directors not interested therein or the transaction must be fair and reasonable to the Corporation.

9.	Indemnification:

The Corporation shall indemnify its Officers, Directors, Employees and Agents in accordance with the following:

(a)  The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was otherwise serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct to be unlawful. The termination of any action, and or proceeding, by judgment, order, settlement, conviction upon a plea of nolo contender or its equivalent, shall not of itself create a presumption that the person did not act in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe the action was unlawful.

(b)  The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to whether such persons shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c)  To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Section (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be Indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(d)  Any indemnification under Section (a) or (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the officer, director, employee or agent is proper under the circumstance, because he has met the applicable standard of conduct set forth in Section (a) or (b) of this Article. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of the holders of a majority of the shares of stock entitled to vote and represented at a meeting called for that purpose.

(e)  Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding , as authorized in Section (d) of this Article, upon receipt of an understanding by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be Indemnified by the Corporation as authorized in this Article.

(f)  The Board of Directors may exercise the Corporation’s power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

(g)  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Amended Articles of Incorporation, the Bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

10.	Name, Address, and Signature of Incorporator: